EXHIBIT 99.1

Borneo Resource Investments Acquires Producing Gold Mine

Company’s 2nd producing gold property has significant infrastructure including processing equipment

BOTHELL, Wash., December 12, 2013 -- Borneo Resource Investments Ltd. (OTCQB:BRNE) (the "Company" or "Borneo"), a mining company that mines gold and develops producing gold mines as well as coal mining properties in Indonesia, today announced it has, through its subsidiary PT Puncak Kalabat, finalized the purchase of a producing gold mining property for $250,000, including an initial $150,000 payment in cash and two subsequent payments of $50,000 each. Targeted funding for the acquisition was provided by a private investor and current shareholder of the Company through a 5-year loan with an annual interest rate of 5%. The term loan has no conversion provision and no warrants were attached.

The acquired property, with the project name of Ratatotok South, is located near the village of Ratatotok in the Southeast Minahasa Regency of the North Sulawesi Province of Indonesia. The property is adjacent to the southern border of one of Borneo’s other gold mining properties, Ratatotok. Ratatotok South comes with assets including a stockpile of ore on site ready for processing, as well as significant infrastructure and equipment. Borneo plans to immediately begin supplemental excavation, with initial production slated to commence before the end of December 2013.

Gold production at Ratatotok South would further supplement Borneo’s current production at its first producing gold mine, Talawaan, which completed its first full quarter of production in the third quarter of 2013. Borneo reported over $500,000 in revenues and over $40,000 in net income in the third quarter of 2013 based on mining at Talawaan alone.

The Ratatotok South property is approximately 8.5 hectares in size and is located in the middle of a well-established gold reef structure. Significant reserve assessment work for the property was completed by the seller, who commissioned an independent mining geologist. The analysis involved a comprehensive set of drill tests throughout the property. These tests show ore grades ranging from 3-15 grams per ton. Borneo’s in-house geologist estimates that the ore body extends from approximately 15 cm below the surface to around 100 meters in depth and covers the entire property.

Significant infrastructure situated on the property was purchased as part of the transaction price including an ore crusher and other ore processing equipment.

“This is a significant acquisition for us that will further boost our gold production levels, revenues and contribute to gross profits. Based on our analysis, processed ore at this site may produce 99% pure gold,” commented Borneo CEO Nils Ollquist.

Mr. Ollquist went on to say, “The structure and quality of the ore body on the property means that the extraction process used at Ratatotok South will be significantly less labor intensive and at a lower cost than the extraction method employed at our Talawaan property.”

“Having Ratatotok South strategically located, with all of its infrastructure and equipment, adjacent to Ratatotok which we plan on mining in the near future, increases the value of Ratatotok and accelerates our timeline for mining all three of our current gold properties. We are particularly pleased with how we financed this transaction. The lender of the $150,000 note is a current shareholder of the Company. We believe this is an investment that will generate a very favorable ROI for Borneo,” Ollquist concluded.

About Borneo Resource Investments Ltd.

Borneo Resource Investments Ltd. (OTCQB:BRNE) is a mining company that mines gold and develops producing gold mines as well as coal mining properties in the Republic of Indonesia. Borneo's current assets include three gold properties, two of which are producing gold. Cash flow-producing investments in gold properties help fund Borneo’s operations and investments in gold, while the Company develops high value, longer-term investments in thermal “coal concessions,” which are properties that can be mined for coal. Borneo currently has one coal concession in the Borneo region of Indonesia. Indonesia was the 8th largest gold producing nation in 2012 and the world’s largest exporter of coal, with $25 billion exported in 2012.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Words such as "believe", "estimate", "will be", "will", "would", "expect", "anticipate", "plan", "project", "intend", "could", "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

For example, we are using forward looking statements when we discuss the indications that estimate the potential revenue that may be generated from this property. These forward-looking statements are based on the current expectations of the management of Borneo Resource Investments Ltd. only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in the price of natural resources, a change in the estimate of natural resources on our concessions, a change in the ability to extract the natural resources, changes in Indonesian law, risks associated with counterparty default in any of our agreements and the ability to acquire funding. Except as otherwise required by law, Borneo Resource Investments Ltd. undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Related Links: http://www.borneore.com

Investor Relations Contacts:

Borneo Resource Investments Ltd.
R. Scott Chaykin, CFO
schaykin@borneore.com

or

Corporate Profile, LLC
Dilek Mir, Managing Director
310-591-5619